UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           DIGITALROOSTER.COM LIMITED
                 (Name of Small Business Issuer in its Charter)



         Ontario, Canada                                         None
------------------------------------------              ------------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                               Identification no.)

366 Bay Street, 12th Floor, Toronto                               M5H4B2
------------------------------------------              ------------------------
(Address of principal executive offices)                       (Zip Code)


Issuer's telephone number: (416) 815-1771

                           DIGITALROOSTER.COM LIMITED
                2002 EMPLOYEE/CONSULTANT STOCK COMPENSATION PLAN
                            (Full title of the plan)

                  John A. Van Arem, Principal Executive Officer
                           366 Bay Street, 12th Floor
                                 Ontario, Canada
                -------------------------------------------------
            (Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF       PROPOSED       PROPOSED       MAXIMUM        AMOUNT OF
SECURITIES     AMOUNT         MAXIMUM        AGGREGATE      REGISTRATION
TO BE          TO BE          OFFERING       OFFERING       FEE (1)
REGISTERED     REGISTERED     PRICE          PRICE
                              PER SHARE
------------   -----------    ---------      ---------      ------------
Common Stock   9,000,000 (2)   $0.08          $720,000      $66.24

$.001 par value


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the bid and asked price quoted on the OTC BB for the Company's Common Stock as of April 8, 2002, which is within five (5) days prior to the date of filing of this registration statement.

(2) Represents the maximum number of shares which may be issued under the DIGITALROOSTER.COM LIMITED Employee/Consultant Stock Compensation Plan (the "Plan").

                                     PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     (1) The  Registrant's  Annual  Report for the fiscal  year ended  March 31,
2001.

     (2) All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report referred to above; and

     (3) The description of the Common Stock or the Registrant contained in the Registrant Registration Statement.

     All  documents  filed by the  Registrant  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all Securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents , shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Digitalrooster.com Inc.'s articles of incorporation, as amended, provide that (a) to the fullest Extent permitted by law, no director or officer of Digitalrooster.com Inc. shall be personally liable to Digitalrooster.com Inc. or its Shareholders for damages for breach of any duty owed to Digitalrooster.com Inc. or its Shareholders, and (b) Digitalrooster.com Inc. shall have the power, in its by-laws or in any resolution of its Shareholders or directors to undertake to indemnify the officers and directors of Digitalrooster.com Inc. against any contingency or peril as may be determined to be in the best interest of Digitalrooster.com Inc., and in conjunction therewith, to procure, at Digitalrooster.com Inc.'s expense, policies of insurance. The provisions of the Ontario Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director or officer, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Florida law. In addition, each director and officer will continue to be subject to liability for:

(1) Violations of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause (0 believe his conduct was unlawfully;

(2)  Deriving an improper personal benefit from a transaction;

(3) with respect to a director, voting for or assenting to an unlawful distribution; and

(4)  Willful  misconduct  or a conscious  disregard  for the best  interests  of
     Digitalrooster.com   Inc  in  a   proceeding   by  or  in  the   right   of
     Digitalrooster.com Inc. to procure a judgment in its favor or in a proceeding by or in the right of a Shareholders.

     The statute does not affect a director's or officer's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Digitalrooster.com Inc. has entered into indemnification agreements with certain of its officers and/or directors containing provisions which may require Digitalrooster.com Inc. to, among other things, indemnify its officers and directors against liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, Digitalrooster.com Inc. has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Digitalrooster.com Inc. pursuant to the foregoing provisions, or otherwise, Digitalrooster.com Inc. has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

5.1    *  Opinion of Mintmire & Associates

10.35  *  DIGITALROOSTER.COM LIMITED Employee/Consultant Stock Compensation Plan

23.1   *  Consent of Mintz & Partners LLP.

23.2   *  Consent of Mintmire & Associates  (contained in the opinion filed as
          Exhibit 5.1 hereof)

(* filed herewith)

Item 9. Undertakings.

The Registrant hereby undertakes:

     (a) (1) to file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any prospectus required by Section 10(a) (3) of the Securities Act;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

     (3) to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of this counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final jurisdiction of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf, in the City of West Palm Beach, Florida, on April 21, 2000.


                           DIGITALROOSTER.COM LIMITED



By:  /s/ John A. VanArem
----------------------------
     John A. Van Arem,
Principle
Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.






Signature                      Title                                 Date
-------------                  ---------------------            ----------------


/s/ John A. VanArem
---------------------------
John A. Van Arem                Principle Executive Officer     05/13/2002